UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 19, 2016

Rex Energy Corporation

(Exact name of Registrant as specified in its charter)

Delaware	001-33610	20-8814402
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

366 Walker Drive State College, Pennsylvania		16801
(Address of principal executive offices)		(Zip Code)

Registrant’s Telephone Number, including area code: (814) 278-7267

Not Applicable

(Former name, former address and former fiscal year, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2.):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.02.	Unregistered Sales Of Equity Securities.

On April 19, 2016, Rex Energy Corporation (the “Company”) entered into privately negotiated exchange agreements with a certain holder (the “Holder”) of the Company’s 8.875% Senior Notes due 2020 (the “2020 Notes”) and the Company’s 6.250% Senior Notes due 2022 (the “2022 Notes” and together with the 2020 Notes, the “Notes”), pursuant to which the Company and the Holder agreed to exchange the Holder’s Notes and waive all accrued and unpaid interest accrued through the effective date of the agreements, for shares of the Company’s common stock, par value $0.001 per share (“Common Stock”).

In the aggregate, the Company issued 5,221,909 shares of Common Stock (approximately 7.1% of the Company’s outstanding shares of Common Stock after giving effect to the issuance) in exchange for (i) $17,225,000 in aggregate principal amount of the 2020 Notes (ii) $9,705,000 in aggregate principal amount of the 2022 Notes and (iii) the right to receive any accrued, accumulated and unpaid interest in respect thereof as of the effective date of the agreement. The shares were issued on April 22, 2016.

The shares of Common Stock were issued under Section 3(a)(9) of the Securities Act of 1933, as amended.

The Company may periodically tender for, redeem or repurchase more of its outstanding notes. The form and timing of any such activity will be dependent on market conditions, required approvals, and other factors and there can be no assurance that any such transactions will be completed within any specific timetable or at all.

This current report on Form 8-K does not constitute an offer to exchange any securities of the Company for Common Stock or other securities of the Company.

[Signature page to follow]

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, Rex Energy has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

REX ENERGY CORPORATION

By:	/s/ Jennifer L. McDonough
Jennifer L. McDonough
Senior Vice President, General Counsel and Secretary

Date: April 22, 2016